QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

        Registrant has no parent; see proxy statement for Registrant's principal shareholders. The following are Registrant's subsidiaries which are included in the consolidated financial statements:

Name of Subsidiary (Each Owned 100% by Registrant Except as Otherwise Stated)	State or Other Jurisdiction of Incorporation
Castle Concrete Company	Colorado
Continental Catalina, Inc.*	Arizona
Continental Copper, Inc.	Arizona
Continental Quicksilver, Inc.	Idaho
Continental Uranium, Inc.	Colorado
Edens Industrial Park, Inc.	Illinois
Phoenix Manufacturing, Inc.	Arizona
ProSoft International, Inc.**	Colorado
Rocky Mountain Ready Mix Concrete, Inc.	Colorado
Transit Mix Concrete Co.	Colorado
Transit Mix of Pueblo, Inc.	Colorado
Williams Furnace Co.	Delaware

*
owned by Continental Copper, Inc.

**
owned by Transit Mix Concrete Co.

QuickLinks

  EXHIBIT 21
SUBSIDIARIES OF REGISTRANT